    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1998
                                                         Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               NEWSTAR MEDIA INC.
             (Exact Name of Registrant as Specified in its Charter)

         CALIFORNIA                       3652                   95-4015834
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation or        Classification Code Number)   Identification No.)
       organization)

                             8955 BEVERLY BOULEVARD
                          LOS ANGELES, CALIFORNIA 90048
                                 (310) 786-1600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RONALD LIGHTSTONE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               NEWSTAR MEDIA INC.
                             8955 BEVERLY BOULEVARD
                          LOS ANGELES, CALIFORNIA 90048
                                 (310) 786-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS
                        DETERMINED BY MARKET CONDITIONS.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
                                                                      PROPOSED
                                                  PROPOSED            MAXIMUM
   TITLE OF CLASS OF            AMOUNT             MAXIMUM           AGGREGATE
      SECURITIES                 TO BE            PRICE PER          OFFERING               AMOUNT OF
   TO BE REGISTERED           REGISTERED          SHARE(1)             PRICE            REGISTRATION FEE
--------------------          ----------          ---------          ---------          ----------------
Common Stock, par value
       $.01 per            5,427,412 shares        $1.469             $7,972,868             $2,217


(1) Estimated solely for the purpose of determining the registration fee based on the average of the high and low prices of the Common Stock reported on the NASDAQ on November 20, 1998 in accordance with Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                5,427,412 SHARES

                               NEWSTAR MEDIA INC.

                                  COMMON STOCK

         This Prospectus relates to an aggregate of 5,427,412 shares of common stock, $.01 par value per share of NewStar Media Inc., a California corporation. All of the shares are issued and outstanding. See "Description of Securities". The Company will not receive any proceeds from the sale of the shares.

         The common stock is listed on the Nasdaq SmallCap Market under the trading symbol "NWSTC, until such time, if at all, that the Company complies with certain conditions imposed by the Nasdaq Stock Market, Inc., at which time the symbol will be "NWST". See "Risk Factors - No Assurance as to Liquidity on the Nasdaq SmallCap Market". On November 20, 1998, the closing bid price of the common stock as reported on the Nasdaq SmallCap Market was $1.438 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

         Neither The Securities and Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed On The Accuracy Or Adequacy Of The Prospectus. Any Representation To The Contrary is A Criminal Offense.

         The selling shareholders may sell the shares from time to time on terms to be determined at the time of sale. Each selling shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares.

         The Information In This Prospectus Is Not Complete and May Be Changed. The Selling Shareholders May Not Sell the Shares Until the Registration Statement Filed With the Securities and Exchange Commission Is Effective. This Prospectus Is Not an Offer To Sell The Shares and It Is Not an Offer to Buy the Shares in Any State Where the Offer or Sale Is Not Permitted.



                                November 24, 1998

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES. ALL REFERENCES TO THE "COMPANY" OR "NEWSTAR" REFER TO NEWSTAR MEDIA INC. AND ITS SUBSIDIARIES.

NET OPERATING LOSSES; UNCERTAINTY AS TO FUTURE OPERATING RESULTS.

         The Company had a net loss of $6,673,000 for the fiscal year ended December 31, 1996 and a net loss of $16,570,000 for the fiscal year ended December 31, 1997. The Company had a net loss of $1,757,000 for the nine months ended September 30, 1998. The Company's expenses have increased each fiscal year and can be expected to increase in connection with the expansion of the Company's publishing, television and film distribution activities. Accordingly, for the Company to be profitable, there must be at least corresponding increases in revenues from operations. There is no assurance that the Company will achieve revenue growth or that the Company's operations will be profitable. The Company has experienced significant negative cash flows from operations. If the Company is unable to realize anticipated revenues or if the Company incurs costs inconsistent with anticipated levels, the Company would either need to obtain additional financing, limit its commitments to new projects or possibly curtail its current operations. In addition, any further expansion of the Company or acquisitions of particular properties or libraries, would require capital resources beyond those currently available to the Company. Therefore, in order to expand or acquire properties or libraries, the Company must obtain additional sources of working capital. There is no assurance that additional sources of working capital will be available on acceptable terms.

POSSIBLE NEED FOR ADDITIONAL FINANCING; LIQUIDITY.

         The Company's operations in general, and its publishing and television operations in particular, are capital intensive. Based on currently proposed plans and assumptions relating to the Company's operations and anticipated outcomes of current litigation, the Company believes that projected cash flow from operations and available cash resources will be sufficient to satisfy its anticipated cash requirements for the 12 months following the date of this Prospectus. If the Company's plans change, its assumptions change or prove to be inaccurate or cash flow proves to be insufficient to fund operations, the Company would be required to seek additional financing sooner than anticipated or curtail its activities.

         The Company has experienced from time to time significant negative cash flows from operating activities which have been offset by equity and debt financings. The Company plans to expand its audio publishing, television production and television distribution activities and it may continue to experience negative cash flows from operating activities. If so, the Company will be required to fund at least a portion of production and distribution costs, from working capital, from additional debt or equity financings from outside sources, or from other financing arrangements. The Company may not be able to obtain such financing on terms satisfactory to the Company. The Company is subject to restrictions in its current financing arrangements that may restrict or prohibit the Company's ability to obtain such financing.

         If the Company obtains financing through sales of equity securities, there would be a dilution of the interests of the Company's shareholders. If the Company incurs indebtedness or issues debt securities, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on the debt.

         Revenues from the initial licensing of television programming or films may be less than the associated production costs. The ability of the Company to cover the production costs of television programming depends upon the availability, timing and amount of fees obtained from distributors and other third parties. The Company may be required to fund at least a portion of its television programming production costs out of its working capital or financing facilities.

         In order to obtain rights to certain properties for the Company's publishing and television operations, the Company may be required to make advance cash payments. While the Company generally attempts to minimize such payments and to obtain advance commitments to offset such payments, the Company is not always able to do so.

NO ASSURANCE AS TO LISTING ON THE NASDAQ SMALLCAP MARKET.

         Although the Common Stock currently trades on the Nasdaq SmallCap Market, there is no assurance that the Common Stock will continue to be traded on that market. On October 13, 1998, the Company was notified by The Nasdaq Stock Market, Inc. that the Company's common stock will continue to be listed on The Nasdaq Small Cap Market via an exception from the net tangible assets requirement. Although the Company was not in compliance with the net tangible assets requirement as of March 31, 1998, the Company was granted a temporary exception from this standard subject to the Company meeting certain conditions. In addition to complying with all continued listing requirements, (1) on or before November 16, 1998, the Company was required to make a public filing containing a September 30, 1998 balance sheet, with pro forma adjustments for any significant transactions or events occurring on or before the filing date, evidencing at least $2,700,000 in net tangible assets; and (2) on or before January 11, 1999, the Company must achieve a bid price for its common stock of at least $1.00 per share and maintain such a bid price for a minimum of ten consecutive trading days. The Company has satisfied the first special condition. The Company does not know whether the second condition can be met, and there can be no assurance that it will be met. If at some future date the Company's securities should cease to be listed on the Nasdaq SmallCap Market, they may continue to be listed on the OTC - Bulletin Board. For the duration of the exception, the Company's Nasdaq symbol will be NWSTC. If the Company's common stock is delisted, it would likely be more difficult to buy or sell the Company's common stock or to obtain timely and accurate quotations to buy or sell. In addition, the delisting process could result in a decline in the trading market for the Company's common stock which could depress the Company's stock price, among other consequences. There is no assurance that at any time the Company will be able to satisfy all of the conditions for continued listing on the Nasdaq SmallCap Market.

RISKS RELATING TO NEWSTAR TELEVISION.

         The Company funds operating expenses of its television operations, even at the development stage. Television programming in development may not be produced or sold. In addition, series programming ordered by a network or syndicator may be canceled. Also, there is a substantial risk that the Company's television projects will not be successful, resulting in costs not being recouped and anticipated profits not being realized.

GROWTH AND ACQUISITION RISKS.

         The Company intends to continue to actively pursue a strategy of growth both internally through expansion of its product line and externally by the acquisition of companies or assets. Expansion may place substantial burdens on the Company's management resources and financial assets and controls. Those burdens may have an adverse effect on the Company's results of operations and financial condition. There are risks in the commercialization of new products. Acquisitions may involve a number of special risks, including adverse effects on the Company's operating results, diversion of management's attention, dependence on hiring and training of key personnel, risks associated with unanticipated problems or legal liabilities and amortization of acquired intangible assets. The Company may not be able to identify, acquire or profitably manage additional companies or successfully integrate additional companies into the Company without substantial costs, delays or other problems.

RISKS RELATING TO THE ENTERTAINMENT INDUSTRY.

         The publishing, television and film industries are highly speculative and involve a substantial degree of risk. The markets for the Company's products are also subject to rapidly changing consumer preferences, resulting in short product life cycles and frequent introduction of new products, many of which are unsuccessful. The Company funds the development of its television and publishing projects. If there is no or low demand for a television project, audio or published book or film, the Company may expend significant funds to develop such product without corresponding revenues. That could adversely affect the Company's future operations. The Company's success will be largely dependent on its ability to anticipate and respond to factors affecting the entertainment industry, including the introduction of new market entrants, demographic trends, general economic conditions, particularly as they affect available discretionary income levels, and discount pricing and promotion strategies by competitors. The Company may not be able to anticipate and respond to changing consumer tastes and preferences. There is a substantial risk that the Company's projects will not be successful, resulting in costs not being recouped and anticipated profits not being realized.

DEPENDENCE ON A LIMITED NUMBER OF PROJECTS.

         The Company's business is dependent on its ability to acquire or develop rights to exploit new audio, book, television and film properties that will have broad market appeal. The majority of the Company's revenues have come from a small percentage of the Company's projects. The loss of a major project in any period or the failure or less-than-expected performance of a major product in any period could have an adverse effect on the Company's results of operation and financial condition.

RETURNS AND REMAINDER SALES IN THE PUBLISHING INDUSTRY.

         In accordance with industry practice, substantially all of the Company's sales of audio and printed book products are and will continue to be subject to return by distributors and retailers if not resold to the public. The Company has experienced significant returns. These returns have been much greater than the average in the book or audio book industry. The Company may experience returns of its audio and printed book products in excess of its historical returns. Although the Company makes allowances and reserves for returned products, significant increases in return rates could materially and adversely impact the Company's results of operations or financial condition. In addition, the Company makes price concessions or allowances or grants credits to distributors or retailers in order to minimize returns, and such concessions and allowances may adversely affect the Company's operating results. Certain of the Company's revenues are derived from sales at discount prices of excess inventory of books, including returned book products, effected through warehouse, outlet and other stores. Revenues from these sales typically have not exceeded the Company's per-unit costs. The availability of product at discount prices also may have the effect of reducing sales of full-price books, and, therefore, could adversely affect the Company's results of operation and financial condition.

POTENTIAL FOR LIABILITY CLAIMS.

         One of the risks of the Company's publishing business is legal claims for defamation, violation of right of publicity or privacy and other liability claims. Because of the controversial nature of some of its publications, the risk of liability claims may be greater for the Company compared to publishers in general. The Company maintains liability insurance which it believes is adequate to protect its assets. However, damages assessed against the Company for existing and future claims may exceed the limits of insurance coverage. Adequate insurance, on terms the Company believes are commercially reasonable, may not be available in the future. In addition, the potential negative publicity that could arise from a liability claim could have a material adverse effect on the Company, even if the Company were ultimately to prevail in the defense of the claim.

DEPENDENCE ON CERTAIN OUTLETS.

         The level of the Company's sales of books and audio books through major outlets depends significantly on shelf space allocated to such products. The Company may not be able to maintain current levels of shelf space or distribution in major outlet chains or in other distribution outlets. Loss of any of these retail outlets as a distribution channel or loss of a significant amount of shelf space would have a material adverse effect on the Company's results of operation and financial condition. The Company may not be able to distribute its television product to television outlets to which it has distributed in the past and/or alternate outlets may not be available in the future. Loss of any television outlets would have a material adverse effect on the Company's results of operation and financial condition.

COMPETITION.

         Competition is intense within the publishing, television and motion picture industries and between each of these industries and other entertainment media. The Company is in competition with major television companies and film studios, major publishing houses, other audio book companies and numerous smaller companies. The Company competes with these companies for sales and for the services of performing artists, other creative and technical personnel and creative material. Many major publishing houses have established audio book operations and the Company anticipates increased competition in the future from major record companies. Many of the entities against which the Company competes have substantially greater financial, personnel, technological, marketing, managerial and other resources than the Company and have well-established reputations in the publishing, television and film industries. The Company may not be able to successfully compete.

         The cost of obtaining publishing rights from popular authors is escalating and, in many cases, obtaining such rights is beyond the Company's capital resources. The Company expects this trend to continue. As a result, it may become more difficult to acquire rights to "blockbuster" works by authors with past successes. Such ability may limit the opportunities available to the Company to publish the works of such authors in audio format. In addition, increased competition within the publishing industry could result in greater price competition in the sale of books. Reductions in prices of books, would adversely affect the Company's results of operations and financial condition.

VARIABILITY OF QUARTERLY RESULTS.

         The Company's operating revenues, cash flow and net earnings (losses) historically have fluctuated significantly from quarter to quarter, depending in large part on the delivery or availability dates of its programs and product and the amount of related costs incurred and amortized in the period. For example, the demand for audio books is seasonal, with the majority of shipments taking place in the third and fourth quarters of the year. Therefore, year-to-year comparisons of quarterly results may not be meaningful and quarterly results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. Such fluctuations may adversely affect the market price of the Company's common stock.

NATURE OF ACCOUNTING PRINCIPLES APPLICABLE TO THE PUBLISHING AND ENTERTAINMENT INDUSTRIES.

         The Company recognizes revenues from the sale of audio and printed books, including the licensing of audio and printed book rights to third parties, net of estimated returns and allowances, upon shipment of the product or upon availability of the rights pursuant to the Company's licensing arrangements. To allow for returns, the Company establishes a reserve against revenues from audio and printed book sales, the magnitude of which is based on management's estimate of returns. The Company's future reported revenues will be negatively impacted if the actual returns exceed the Company's established reserves. Actual returns may exceed the Company's reserves.

         Audio and printed book inventory is valued at the lower of cost or market using estimated average cost, determined using the first-in, first-out method. Under generally accepted accounting principles, if the Company's reserves for excess inventory are not adequate at any time, the Company will be required, to write down audio and printed book inventory, which will increase cost of sales. Any such write-downs would have an adverse impact on the Company's operating results. Excess inventory may arise as a result of, among other things, customer returns. The extent of any write-downs will depend on, among other things, the quantity of actual returns received and the level of production and sales activity and the state and the state and volatility of the remainder market. The Company establishes reserves against such write-downs based on past experience with similar products. The Company's reserve for excess inventory may not be adequate and additional write-downs may be necessary.

         Film costs, which include development, production and acquisition costs of television programming and feature films, are capitalized and amortized, and participations and royalties are accrued, in accordance with the individual film forecast method in the proportion that current quarter's revenue bears to the estimated total revenues from all sources. These costs are stated at the lower of unamortized costs or estimated realizable value on an individual film basis. Revenue forecasts for films are periodically reviewed by management, and the Company's results of operations may be adversely affected as a result of a write-down of carrying value of particular films in the event management's estimate of ultimate revenues is materially decreased. The Company may incur write-downs of its film and television operations in the future and such write-downs would have an adverse impact on operating results.

KEY PERSONNEL.

         As the Company grows, it will need to hire additional qualified personnel. Competition for qualified personnel is intense, and the loss of key employees or inability to hire and retain additional qualified personnel would have a material adverse effect on the Company. In addition, the success of the Company's audio and printed books is in large part dependent upon readers and authors. The Company does not have long-term contractual arrangements with its readers and authors.

CONTROL BY MANAGEMENT.

         As of November 20, 1998, Media Equities International, LLC beneficially owned approximately 7,623,953 shares of common stock of the Company (42% of the outstanding common stock). This number includes 6,218,000 shares underlying warrants (which do not have voting rights until the warrants are exercised) and shares issuable upon conversion of preferred stock (which do have voting rights). The beneficial owners of Media Equities International, LLC are Terrence
A. Elkes, Kenneth F. Gorman, Ronald Lightstone, Bruce Maggin and John T. Healy.

         Mr. Elkes is Chairman of the Board of Directors of the Company. Mr. Gorman is Vice-Chairman of the Board of Directors of the Company. Mr. Lightstone is President and Chief Executive Officer, and a director of the Company. Mr. Maggin and Mr. Healy are directors of the Company.

         As of November 20, 1998, Mr. Elkes, through a limited partnership, owned approximately 1,951,322 shares of the Company's common stock, (16.3% of the outstanding common stock), not including shares owned by Media Equities International, LLC. As of November 20, 1998, Mr. Gorman, through a limited partnership, owned approximately 1,951,321 shares of the Company's common stock (16.3% of the outstanding common stock), not including shares owned by Media Equities International, LLC. In addition, each of Messrs. Elkes and Gorman have the option of repricing certain shares of common stock that they purchased from the Company. If they elect to reprice the shares, they will be issued in the aggregate an additional 3,477,052 shares of common stock.

         Accordingly, Media Equities International, LLC and/or Terrence Elkes and/or Kenneth Gorman and/or Ronald Lightstone will continue to be in a position to exercise significant control over the general affairs of the Company, including the ability to elect directors, increase the authorized capital of the Company, dissolve, merge, or sell the assets of the Company and generally direct the affairs of the Company.

ABSENCE OF DIVIDENDS.

         The Company has never paid dividends on its common stock, and the Company does not anticipate paying dividends on the common stock in the near future. In addition, the Company is restricted from paying cash dividends on the common stock by the Company's working capital credit facility.

AUTHORIZATION OF PREFERRED STOCK.

         The Company's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock with designations, rights and preferences determined by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights preferential to the rights of the shareholders of the common stock. The Board of Directors has designated 214,113 shares as Series A Preferred Stock, 5,000 shares as Series B Preferred Stock, 5,000 shares as Series C Preferred Stock, 400,000 shares of Series D Preferred Stock and 1,500 shares as Series E Preferred Stock. The Company could use preferred stock as a method of discouraging, delaying, or preventing a change in control of the Company.

OUTSTANDING OPTIONS AND WARRANTS.

         As of October 1, 1998, there were outstanding options granted under the Company's Stock Incentive Plan to purchase an aggregate of 89,000 shares of Common Stock, at exercise prices ranging from $2.50 to $6.00 per share, other options and warrants to purchase an aggregate of 5,495,513 shares of Common Stock at exercise prices ranging from $.01 to $12.00 per share, 4,000 shares of Series B Preferred Stock which are convertible into an aggregate of 2,000,000 shares of Common Stock, 1,920 shares of Series C Preferred Stock which are convertible into an aggregate of 960,000 shares of Common Stock and 214,113 shares of Series D Preferred Stock which is convertible into an aggregate of 258,000 shares of Common Stock. There are also 1,419 shares of Series E Preferred Stock held in escrow which are convertible into Common Stock only upon release from escrow and 81 shares of Series E Preferred Stock which have been released from escrow. To the extent that outstanding options or warrants are exercised or shares of preferred stock are converted, the interests of the Company's shareholders immediately prior to such exercise or conversion will be diluted.

LEGAL PROCEEDINGS AND CLAIMS.

         The Company is involved with numerous litigation and arbitration matters. These matters cost the Company substantial amounts in legal fees and divert the attention of management and employees from productive activities. In addition, if the outcome of litigation or arbitration proceedings is decided against the Company, the Company may incur significant monetary liability.

         Below is a brief explanation of the significant litigation and arbitration proceedings. In addition to these proceedings, the Company is a party to various other routine legal proceedings and claims incidental to its business.

         The Company is a defendant in a case entitled Steven A. Stern and Steven A. Stern as assignee of the claims of Sharmhill Productions (BC), Inc., a bankrupt company v. Dove Audio, Inc. et. al. (British Columbia Supreme Court, Vancouver Registry No. C930935). The plaintiff claims that he was fraudulently induced to enter into an agreement relating to the film "Morning Glory". He is seeking approximately $4.5 million in damages. The Company believes that it has good and meritorious defenses to the action. Nevertheless, the Company may not prevail in the action.

         In February 1996, the Company was served with a complaint in an action entitled Robert H. Tourtelot v. Dove Audio, Inc. etc. et al. (Los Angeles Superior Court Case No. SC040739). Mr. Tourtelot seeks in excess of a million dollars in damages claiming that he had an oral agreement with the Company to write a book that the Company would publish, and that information he provided to the Company was used in another book published by the Company, "Legacy of Deception." Mr. Tourtelot alleged causes of action for breach of oral contract, fraud, suppression of fact, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, infringement of common law copyright, conversion, conspiracy and accounting. The action was moved to the United States District Court for the Central District of California. The claims for infringement of common law copyright, breach of fiduciary duty, conversion, conspiracy and accounting have been dismissed. The action was remanded to the Los Angeles Superior Court, which has permitted Mr. Tourtelot to pursue claims for breach of oral contract, fraud, suppression of fact, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, conversion, conspiracy and quantum mervit. While the Company believes that it has good and meritorious defenses to the action, the Company may not prevail.

         In March 1996, the Company was served with a complaint in an action entitled Alexandra D. Datig v. Dove Audio, et al. (Los Angeles Superior Court Case No. BC145501). The action was brought by a contributor to, and relates to, the book "You'll Never Make Love In This Town Again." The Datig complaint sought in excess of a million dollars in monetary damages. In October 1996, the Company obtained a judgment of dismissal of the entire action, which judgment also awarded the Company its attorney's fees and costs in defending the matter. Ms. Datig, has appealed the judgment. While the Company believes that it will prevail on the appeal, the Company may not be successful on appeal.

         In June 1997, the Company was served with a complaint in an action entitled Michael Bass v. Penguin USA Inc., et al. (New York Superior Court Case No. 97-111143). The complaint alleged among other things that the book "You'll Never Make Love In This Town Again" defamed Mr. Bass and violated his rights of publicity under New York statutes. The complaint sought damages of $70,000,000 for defamation and $20,000,000 for violation of the New York right of publicity statutes and an injunction taking the book out of circulation and prohibiting the use of Mr. Bass' name. The action in New York was voluntarily stayed after Mr. Bass filed a similar action in the State of California entitled Michael Bass
v. Penguin USA et. al. (California Superior Court Case No. SC049191) seeking essentially the same damages. The action in California was dismissed with prejudice on July 6, 1998. However, there is no assurance that the plaintiff will not appeal the dismissal, or in the event of such an appeal, that the Company will prevail.

         In August 1997, Michael Viner and Deborah Raffin Viner (the "Former Principals") commenced an arbitration against the Company seeking specific performance of, and alleging breach of, a termination agreement to which they and the Company are a party (the "Termination Agreement"), and claimed damages in excess of $165,000 and additional reimbursements allegedly due for other items. The Company filed its own claims against the Former Principals. On July 17, 1998, the arbitrator ruled in favor of the Company on some issues and in favor of the Former Principals on other issues, resulting in a net recovery by the Former Principals of approximately $30,000. The arbitrator also confirmed an earlier ruling that a provision of the Termination Agreement prohibiting the Former Principals from competing with the Company in the audio book business for a period of four years from June 10, 1997 is valid and enforceable, and enjoined and restrained the Former Principals from engaging in the audio book business during that period. On November 20, 1998, the Los Angeles County Superior Court confirmed the arbitrator's award.

         A settlement has been reached in the securities class action lawsuits pending against the Company and two former officers and directors and a stipulation of settlement was filed with the Los Angeles Superior Court in July 1998. The settlement has received court approval from the state court, however, it is conditioned on certain contingencies. Under the terms of the Stipulation of Settlement, all of the pending class actions will be dismissed and a settlement fund of $3.75 million will be created for the members of the class. The stipulation of settlement provides that the settlement does not constitute an admission of liability by the Company or any other party with respect to the matters alleged in the class actions. The full amount of the settlement (not including legal costs) is covered by the Company's insurance carriers. The pending class actions consist of three separate cases, Alan Fields v. Dove

Entertainment, Inc., et al. (Los Angeles Superior Court No. BC174659), Global Asset Allocation Consultants, L.L.C. v. Dove Entertainment, Inc., et al. (United States District Court for the Central District of California Civil Action No. 97-6253-WDK) and George, et al. v. Dove Entertainment, Inc. et al. (United States District Court for the Central District of California Civil Action No. 97-7482-R). Although the Company anticipates that the contingencies to the settlement will be satisfied there is no assurance that they will be satisfied. At least one shareholder with significant shareholdings has elected to opt out of the settlement and may pursue his own action.

         In December of 1997, the Company was served with a complaint in an action entitled Gerald J. Leider V. Dove Entertainment, Inc., f.k.a. Dove Audio, Inc. (Los Angeles Superior Court Case No. BC 183056). Mr. Leider is a former Chairman of the Board and consultant to the Company and has sought damages of approximately $287,000 for breach of contract and $60,000 for unpaid consulting fees. Mr. Leider also is seeking a declaration that the Company must comply with certain purported stock option agreements and for an order for inspection and copying of certain records of the Company and an award of expenses related thereto. On April 21, 1998, Mr. Leider obtained a writ of attachment for approximately $287,000 in respect of his claims, for which the Company has substituted an undertaking for the amount of attachment. Although the Company believes that it has good and meritorious defenses and setoffs to such action, there is no assurance that the Company will prevail in such action. The Company has filed a separate complaint against Mr. Leider for breach of fiduciary duty, fraud and breach of covenant of good faith and fair dealing asserting that Mr. Leider entered into purported agreements with the Company that were unfair to the Company, were not disclosed to the Board or the Company's shareholders and were never approved by the Board or the Company's shareholders.

         On July 6, 1998, a first amended complaint in the action entitled Mattken Corp. and Gerald J. Leider v. NewStar Media, Inc. was filed in the Los Angeles County Superior Court (BC 191736). The plaintiffs allege breach of contract arising out of a purported agreement between Mr. Leider and the Company in connection with executive producer services on the motion picture "Morning Glory", and a purported sales agency agreement between Mattken Corp. and the Company. Plaintiffs are seeking in excess of $350,000. The Company believes that it has good and meritorious defenses to the action. Nevertheless, there is no assurance that the Company will prevail in the action.

         On July 10, 1998 an action entitled Palisades Pictures LLC, Nothing to Lose Productions Inc., CUB Films, Mark Severini, Eric Bross and Jeff Dowd v. Dove International, Inc., Dove Audio, Inc. and NewStar Media, Inc. was filed in Los Angeles County Superior Court (BC 194069). Plaintiffs allege breach of contract, breach of implied covenant of good faith and fair dealing, breach of fiduciary duty, interference with prospective economic advantage and promissory estoppel, arising out of an alleged distribution agreement pursuant to which Dove International, Inc. was to have distributed the motion picture "Nothing to Lose." Plaintiffs are seeking damages in excess of $1,000,000, plus punitive and exemplary damages. The Company believes that it has good and meritorious defenses to the action. Nevertheless, there is no assurance that the Company will prevail in the action.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the shares pursuant to this Prospectus.

                              SELLING SHAREHOLDERS

         The following table sets forth the selling shareholders and certain information as of November 1, 1998. It is unknown if, when, or in what amounts a selling shareholder may offer shares for sale.

         There is no assurance that the selling shareholders will sell any or all of the shares offered hereby. To the extent required, the public offering price of the shares to be sold, the names of any agent, dealer or underwriter employed by such selling shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying prospectus supplement.

         Media Equities International, LLC is a limited liability company, the members of which are Apollo Partners, LLC, H.A.M. Media Group and Ronald Lightstone. Apollo Partners, L.L.C. is a limited liability company, the members of which are Terrence A. Elkes and Kenneth F. Gorman, and H.A.M. Media Group is a limited liability, the members of which are Bruce Maggin and John T. Healy. Mr. Elkes is Chairman of the Board of Directors of the Company, Mr. Gorman is Vice-Chairman of the Board of Director of the Company, Mr. Lightstone is President and Chief Executive Officer, and a director of, the Company, and Mr. Healy and Mr. Maggin are directors of the Company. The Elkes Limited Partnership is controlled by Mr. Elkes and the Gorman Limited Partnership is controlled by Mr. Gorman. Tin Man Enterprises and Custom Duplicating are significant vendors of the Company. Leopold, Petrich & Smith is a law firm that has represented the Company on various litigation matters. Steven Soloway is the former vice president and general counsel of the Company and a former director.

         The shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the selling shareholder is first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. Although the Company will use its best efforts to maintain this Prospectus in effect for up to three years, there is no assurance that such will be the case. Since a selling shareholder may be liable if he sells shares when this Prospectus is not in effect, the Company requires each selling shareholder to contact it to confirm that this Prospectus is then in effect prior to any sale of shares. The selling shareholders expect to sell the shares at prices then attainable, less ordinary brokers commissions and dealers' discounts as applicable.

         The selling shareholders and any broker or dealer to or through whom any of the shares are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Act") with respect to the shares offered hereby, and any profits realized by the selling shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling shareholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the shares under the Act shall not be deemed an admission by the selling shareholders or the Company that the selling shareholders are underwriters for purposes of the Act of any Shares offered under this Prospectus.


                            SELLING SHAREHOLDER LIST

                                           BENEFICIAL OWNERSHIP OF
SELLING SHAREHOLDER                          COMMON STOCK BEFORE              OFFERED
                                                OFFERING (1)
Media Equities International, LLC                    7,623,953 (2)            905,953 (3)

Elkes Limited Partnership (4)                        1,951,322              1,951,322

Gorman Limited Partnership (5)                       1,951,321              1,951,321

Ronald Lightstone                                    8,418,946 (6)            394,993

Tin Man Enterprises                                     51,600                 51,600

Custom Duplicating                                      94,118                 94,118

Leopold, Petrich & Smith                                41,106                 41,106

Steven Soloway                                          19,608                 19,608

Spacetime Publications, Ltd.                            17,391                 17,391


(1) Represents the amount of shares disclosed by such selling shareholder to the Company as being owned by such selling shareholder.

(2) Represents (i) 3,000,000 shares of common stock issuable upon exercise of warrants, (ii) 2,000,000 shares of common stock issuable upon conversion of Series B Preferred Stock, (iii) 960,000 shares of common stock issuable upon conversion of Series C Preferred Stock, (iii) 258,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iv) 500,000 issued and outstanding shares of common stock owned of record by MEI and (v) 905,953 shares of common stock to be offered hereunder.

(3) Represents 68,028 shares of common stock issued as payment of consulting fees, 34,014 shares of common stock issued as payment of a guaranty fee and 803,911 shares of common stock issued as dividends on Preferred Stock.

(4) Does not include 7,623,953 shares of common stock deemed beneficially owned by Terrence A. Elkes indirectly through Media Equities International, LLC.

(5) Does not include 7,623,953 shares of common stock deemed beneficially owned by Kenneth F. Gorman indirectly through Media Equities International, LLC.

(6) Includes (i) 7,623,953 shares of common stock deemed beneficially owned by Mr. Lightstone indirectly through Media Equities International, LLC,
         (ii) 400,000 shares of common stock issued or to be issued to Mr. Lightstone under his employment agreement with the Company, not all of which have vested and (iii) 394,993 of common stock to be offered hereunder.

                              PLAN OF DISTRIBUTION

         This Prospectus covers up to 5,427,412 shares of the Company's common stock. All of the shares offered hereby are being sold by the selling shareholders. The Company will receive no proceeds from the sale of the shares by the selling shareholders.

         The distribution of the shares by the selling shareholders is not subject to any underwriting agreement. The selling shareholders may sell the shares offered hereby from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The selling shareholders and any broker-dealers that participate with the selling shareholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares commissioned by them may be deemed to be underwriting commissions or discounts under the Act. The selling shareholders will pay any transaction costs associated with effecting any sales that occur.

         If any selling shareholder sells his, her or its shares, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any selling shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the shares held by a selling shareholder, to the extent required, the number of shares to be sold, the respective purchase price and public offering price, the name of any agent, dealer broker or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The Company is under no obligation to file a post-effective amendment to the registration statement of which this Prospectus is a part under such circumstances.

         The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the Company's common stock. Moreover, some of the selling shareholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of the Company's common stock.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent for the Company's common stock is U.S. Stock Transfer Corporation, Glendale, California.

                                     EXPERTS

         The consolidated financial statements of NewStar Media Inc. as of December 31, 1997 and for the years ended December 31, 1997 and 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The Company engaged KPMG Peat Marwick LLP as its principal accountants as of September 18, 1995.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's by-laws, as amended, provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actionably and reasonably incurred by such person in connection with the defense of settlement of such action if such person acted in good faith and in a manner he or she believed to be in the best interest of the corporation and its shareholders, except that no such indemnification will be made (a) in respect of any claim, issue or matter as to which such persons will have been adjudged to be liable to the Company in the performance of such person's duty to the Company and its shareholders, unless, and only to the extent that, the court in which such proceeding is or was pending determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, (b) of amounts paid in settling or otherwise disposing of a pending action without court approval, or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. For these purposes, "agent" means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was serving as a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.

         The rights to indemnification provided by the Bylaws are not exclusive of any other right which any person may have or acquire under a statute, bylaw, agreement, vote of shareholders or of disinterested directors or otherwise.

         The Company maintains directors, officers and corporate liability insurance policies. The policies pay for covered losses of each director or officer of the Company arising from a claim made against the director or officer for any actual or alleged wrongful act in such persons capacity as a director or officer.

         Except to the extent set forth above, there is no article, provision, bylaw, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which may be incurred in such capacity.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The public may read and copy such reports, proxy statements and other information at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by the Company with the Commission. The Company's common stock is listed on the Nasdaq SmallCap Market. Such material can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus is a part) and the exhibits thereto filed with the Commission under the Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information pertaining to the Company and the shares offered hereby, reference is hereby made to the Registration Statement (including documents incorporated by reference therein) and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance such statements are qualified in their entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

1. Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1997;

2. Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended March 31, 1998;

3. Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended June 30, 1998;

4. Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended September 30, 1998;

5.       Current Report of the Company on Form 8-K filed June 29, 1998;

6.       Current Report of the Company on Form 8-K filed September 3, 1998;

7.       Current Report of the Company on Form 8-K filed September 4, 1998;

8.       Current Report of the Company on Form 8-K filed October 15, 1998;

9.       Current Report of the Company on Form 8-K filed November 16, 1998; and

10. The description of common stock contained in the Company's Registration Statement on Form 8-A, filed on October 14, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the written or oral request of such person made to NewStar Media Inc., 8955 Beverly Boulevard, Los Angeles, California 90048, tel.: (310) 786-1600, Attention: General Counsel.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER TO SELL OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL MARCH 15, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               NEWSTAR MEDIA INC.
                                5,427,412 SHARES
                                  COMMON STOCK

                                   PROSPECTUS

                                NOVEMBER 24, 1998

                                TABLE OF CONTENTS
                                                                                                           PAGE
                                                                                                           ----
RISK FACTORS.................................................................................................2
                  Net Operating Losses; Uncertainty as to Future Operating Results...........................2
                  Possible Need for Additional Financing; Liquidity..........................................3
                  No Assurance as to Listing on the Nasdaq SmallCap Market...................................3
                  Risks Relating to NewStar Television.......................................................3
                  Growth and Acquisition Risks...............................................................3
                  Risks Relating to the Entertainment Industry...............................................3
                  Dependence on a Limited Number of Projects.................................................4
                  Returns and Remainder Sales in the Publishing Industry.....................................4
                  Potential for Liability Claims.............................................................4
                  Dependence on Certain Outlets..............................................................4
                  Competition................................................................................4
                  Variability of Quarterly Results...........................................................5
                  Nature of Accounting Principles Applicable to the Publishing and Entertainment Industries..5
                  Key Personnel..............................................................................6
                  Control By Management......................................................................6
                  Absence of Dividends.......................................................................6
                  Authorization of Preferred Stock...........................................................7
                  Outstanding Options and Warrants...........................................................7
                  Legal Proceedings and Claims...............................................................7
USE OF PROCEEDS..............................................................................................9
SELLING SHAREHOLDERS.........................................................................................9
PLAN OF DISTRIBUTION........................................................................................11
EXPERTS.....................................................................................................12
AVAILABLE INFORMATION.......................................................................................12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................................13


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

         The following table sets forth costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

            SEC registration fee                               $2,217

            Legal fees and expenses                         $2,500.00

            Accounting fees and expenses                    $2,500.00

            Transfer agent and registrar fees               $1,000.00

            Miscellaneous                                   $5,000.00

            Total                                             $13,217

         None of the expenses of issuance and distribution of the shares is to be borne by the selling shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's by-laws, as amended, provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actionably and reasonably incurred by such person in connection with the defense of settlement of such action if such person acted in good faith and in a manner he or she believed to be in the best interest of the corporation and its shareholders, except that no such indemnification will be made (a) in respect of any claim, issue or matter as to which such persons will have been adjudged to be liable to the Company in the performance of such person's duty to the Company and its shareholders, unless, and only to the extent that, the court in which such proceeding is or was pending determines that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, (b) of amounts paid in settling or otherwise disposing of a pending action without court approval, or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. For these purposes, "agent" means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was serving as a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.

         The rights to indemnification provided by the Bylaws are not exclusive of any other right which any person may have or acquire under a statute, bylaw, agreement, vote of shareholders or of disinterested directors or otherwise.

         The Company maintains directors, officers and corporate liability insurance policies. The policies pay for covered losses of each director or officer of the Company arising from a claim made against the director or officer for any actual or alleged wrongful act in such persons capacity as a director or officer.

         Except to the extent set forth above, there is no article, provision, bylaw, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which may be incurred in such capacity.

ITEM 16. EXHIBITS

         EXHIBIT NO.       DESCRIPTION
         -----------------------------

         4.1 Specimen common stock certificate of the Company (filed as Exhibit 4.1 to Amendment No. 2 to the IPO Registration Statement filed with the Commission on November 29, 1994)

         5.1               Opinion on legality

         23.1              Consent of KPMG Peat Marwick LLP

         24 Power of Attorney contained on pages II-4 and II-5 hereto

ITEM 17. UNDERTAKINGS

         (a)    The undersigned Registrant hereby undertakes to:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)         Include any prospectus required by
                                       Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned Registrant hereby undertakes that:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

         The Company and each person whose signature appears below constitutes and appoints Ronald Lightstone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign and file
(i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and all other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


SIGNATURE                                TITLE                                       DATE

/s/ Ronald Lightstone                    President, Chief Executive Officer and      November 24, 1998
---------------------------------        Director
Ronald Lightstone


/s/ Neil Topham                          Chief Financial Officer (principal          November 24, 1998
---------------------------------        accounting officer)
Neil Topham

/s/ Terrence A. Elkes                    Director                                    November 11, 1998
---------------------------------
Terrence A. Elkes


/s/ Kenneth F. Gorman                    Director                                    November 11, 1998
---------------------------------
Kenneth F. Gorman


                                         Director                                    November __, 1998
---------------------------------
John T. Healy


                                         Director                                    November __, 1998
---------------------------------
Lee Masters



                                      II-4



                                         Director                                    November __, 1998
---------------------------------
Bruce Maggin


/s/ Steven Mayer                         Director                                    November 10, 1998
---------------------------------
Steven Mayer




SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, November 24, 1998.



                                             NEWSTAR MEDIA INC.



                                             By: /s/ RONALD LIGHTSTONE
                                                --------------------------------
                                             Ronald Lightstone, President
                                             and Chief Executive Officer

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933





                               NEWSTAR MEDIA INC.
             (Exact Name of Registrant as Specified in its Charter)